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                                                                    Exhibit 99.1




                                                                       DVI, INC.

                                                     Moderator: Michael O'Hanlon

                                                            05-13-03/11:00 am CT

                                                            Confirmation #101434


                                                                          Page 1


                                   DVI, INC.

                          MODERATOR: MICHAEL 0'HANLON
                                  MAY 13, 2003
                                  11:00 AM CT


Operator: Thank you for standing by. Welcome to the DVI, Inc. Fiscal Third
          Quarter Earnings Conference Call.

            During the presentation, all participants will be in a listen only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the one followed by the four on your telephone.

            As a reminder, this conference is being recorded Tuesday, May 13, 2003. Any statements contained in this press release which are not historical facts are forward-looking statements.

            Such statements are based upon many important factors, which may be outside the companies control causing actual results to differ materially from those adjusted.

            Such factors include but are not limited to legislative and regulatory changes in general, including such changes effecting the health care industry, demand for DVI's services, market interest rates, pricing, market condition, and the markets in which we operate, defective economic condition, litigation, competition from institutions offering similar products and services, or access to funding and accessible terms, stability to complete financing transactions and other risks identified in the company's filings with the Securities and Exchange Commission.

            Your speakers today are Michael O'Hanlon, Chief Executive Officer; Steve Garfinkel, Chief Financial Officer; Rich Miller, President of DVI Financial Services; and John Boyle, Chief Accounting Officer.

            I would now like to turn the conference over to Michael O'Hanlon, please go ahead.

Michael O'Hanlon: Thank you everyone for calling in today. We announced earnings yesterday. We think they're strong earnings. We think they're good earnings, reflecting a continuation of the demand for our product.

            We took an opportunity in the quarter to address some lingering issues. We cleaned up some costs that we needed to clean up in order to allow us to move forward in a more profitable manner. We certainly made some tremendous strides in addressing our international business. And, I think, we're all quite pleased and happy where we are there.
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                                                                       DVI, INC.

                                                     Moderator: Michael O'Hanlon

                                                            05-13-03/11:00 am CT

                                                            Confirmation #101434

                                                                          Page 2

                  But, before we go into that, I think, it would be a wise idea to simply talk about our earnings and our numbers. Now, let me turn the call over to Steve Garfinkel.

Steve Garfinkel: Thank you very much, Michael.

                  We tried to convey in the press release that there are a number of positive developments being implemented in DVI, all intended to improve earnings going forward.

                  The impact of some of those developments clearly showed in the quarter for two business units we talked about in the past. And, I'll touch on them briefly. The others provide a good foundation to help move forward with our international operations.

                  In looking at the earnings release, comparisons to the prior year are both difficult and confusing when compared to last year's quarter, which included the $14 million in charges we took for in setting up reserves for our Argentine operation, as well as, a write down for the Corvis stock impairment. This just makes it very difficult and not productive to talk about comparisons. Instead, I think, it more productive to try and understand this quarter's earnings.

                  We reported earnings of $3 million, $.20 a share. That number is net of the impact of the $3.8 million pre-tax, or $.15 a share, charge for strategic initiatives that we are undertaking; the relocation of Business Credit and the phase out of our ventured leasing operation, Third Coast Capital.

                  In the first quarter, we had reported $.33 a share, in the second quarter $.35 a share. We think, that the underlying dynamics of what's going on in our business model should have produced and could have produced results in this quarter, certainly, in range with those results in the first and second quarter. We are certainly confident that those are the trends that we want to get back to beginning as early as next quarter.

                  Let me talk first about Third Coast Capital that has been in operation for about three years. It was involved in venture leasing. The goal was to let us participate in a new growth medical technology. It never really brought us to where we wanted to be. It was successful for us at one point. But, we made a decision about four months ago to phase out that operation. There were about 12 employees. All 12 employees have exited the company. We've had our credit and lending personnel take over the remaining portfolio of about $37 million. It's well diversified without a lot of exposure in the telecom areas.

                  When we took over the operations and had our people examine it, we saw that there were a number of restructuring proposals that were on the table that required some decisions. We thought it was reasonable and appropriate to minimize losses going forward and hopefully position us for some type of equity participation on the upside.
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                                                                       DVI, INC.

                                                     Moderator: Michael O'Hanlon

                                                            05-13-03/11:00 am CT

                                                            Confirmation #101434

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                  So, we took advantage of accepting some of these restructure offers and that resulted in special provision for Third Coast of roughly $2.7 million net for the quarter. I should, also, point out that year to date; we have provided about $8 million for Third Coast Capital. We also continue to incur costs of about $250,000 in the quarter that will begin to ramp down in the first quarter of next year. We got some slight decline from that in this quarter. Most of that decline is severance pay.

                  The decision to relocate the Business Credit headquarters is something that we have wanted to do for over three years. We've always wanted the synergies with the Equipment Group. We decided to do that about five months ago. We have successfully reduced the staff from 63 to 43. And, hopefully, we'll continue to maintain a lower staff and expand on the synergy within headquarters and the ability to have a lot of our corporate staff units perform the back office operations for Business Credit.

                  With respect to Business Credit, we are the servicer on a number of outstanding securitizations on medical receivables. After discussing with some of our lenders and the rating agencies, we agreed on a strategy of running parallel staff to ensure that the servicing of those securitizations would not disrupted by this move. So, we took a somewhat more extended, more expensive but safer approach. We actually built in duplicate staff and systems and ran parallel in order to assure the successful conversion and move over the entire operation, since very few people were willing to relocate from California back into the Pennsylvania area. The old staff has exited the company. We've incurred quite a bit of hiring costs and facilities addition costs, which equated to about $850,000 of pre-tax costs in this quarter. We're incurring a slightly lower number next quarter but by the first quarter of fiscal quarter of 2004, we will begin to see practically all that phase out along with the Third Coast Capital charges.

                  We announced that we had closed on a $75 million CP conduit with Nomura Securities for financing the receivables business. We've had a couple of slow quarters in the growth while we reassessed what was going on in that market. Origination in the current quarter was about $47 million in medical receivables that would almost equate cumulatively to originations over the last three quarters.

                  Clearly, we have relocated the business and are beginning to see the results of that. Also, during the quarter, we looked at some other areas. We are making a very large improvement on our delinquency. We have at least $35 million of loans to a number of borrowers that we see going back to being fully performance loans. We've incurred a lot of legal costs. But, we're at the end of that process.

                  And, as we speak now, most of those are on accrual or about to go by the end of May. We incurred about $.02 to $.03 of extra legal costs in the quarter. We also incurred a cost of about $1.015, ironically, because of the strong peso in Argentina.

                  We still have some tax balances down there. But, we are beginning to see the Argentina economy improve. The peso and the real improved by almost 26%, that's a real small cost compared to the overall benefit we're getting on the entire portfolio.
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                                                                       DVI, INC.

                                                     Moderator: Michael O'Hanlon

                                                            05-13-03/11:00 am CT

                                                            Confirmation #101434

                                                                          Page 4


                  We've also had some lower originations in the international area, as well as, Third Coast and that lowered some of our IDC, the cost of origination to get deferred over the life of the loans that costs us about another $.02. And, we had some higher taxes. We got some tax bills for prior years on the legal entities for Spain, Mexico, and (Oferil), that accounted for about $.02 in charges. We're actually hopeful that we're going to be able to reverse those and are actively planning on tax strategies in the current year to try and turn those legal entities into profit.

                  But, when you look at the $3 million of earnings this quarter, we are pleased with these earnings, even with all of those charges plus Business Credit and Third Coast. We think we're well on the way back to the trend that we saw in the earlier quarters.

                  Later this week, we will announce that we closed a CPU/CP conduit for our Equipment Group for $100 million with West LB. As we speak, we are in the market now with another $450 million asset backed securitization.

                  The one significant change is that in the past we've had Moody's and Fitch as the organization rating securitizations. We've now added S&P. So, that S&P, Moody's, and Fitch, all are rating the securitization. We're hoping for an improvement in the spreads based on having all three major rating firms on that transaction, which again, is in the market as we speak and should be pricing and closing later this week or early next week.

                  With that, I'd like to turn it back to Michael and Rich
                  Miller.

Michael O'Hanlon: All right, thank you Steve.

                  I think, what Steve highlighted is the fact that the company is where it should be. And, given the economic cycle, the improvement that we see in the economic cycle is very evident in our performance to date.

                  We are starting to see very good trends in our delinquency. We're very confident that some of the lingering problems we've had in our delinquency have been addressed. And, by the end of this quarter, June 30, we'll see significant improvement in our delinquency percentage, which we hope will be in the 4% range, which is historically where it's been in the better times.

                  We've also began to see an improvement in the business climate. There has been a slow down in the medical device business over the past year or so. We've been impacted somewhat by that but, we're starting to see many of our customers finding encouragement in reimbursement improvements.

                  And, we're starting to see an improvement in our backlog. So, with that, I'd like to turn it over in the call to Rich Miller to talk about our domestic business. Rich.
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                                                                       DVI, INC.

                                                     Moderator: Michael O'Hanlon

                                                            05-13-03/11:00 am CT

                                                            Confirmation #101434

                                                                          Page 5


Richard Miller:   Thanks Michael. I think, the one thing that we're seeing
                  definitely is an up tick in the business that we're seeing today. But, if I compare results from the first three quarters of last fiscal year compared to this fiscal year, we're up slightly when we eliminate Third Coast Capital.

                  We're not at the levels that we wanted to be, as what Michael just said it is, because of the climate. But, we are up from last fiscal year. The one thing we do have is an extremely strong backlog and pipeline in our equipment business.

                  We're continuing to develop new vendor relationships that are bringing up many new opportunities. We've recently added additional staff in both our Credit and Documentation areas to support this increase in the business.

                  Now, we continue to see growth in the diagnostic imaging marketplace. MR is very strong. CT, with some of the new, latest technology of 16 Slice CT, is very fast, almost real time CT with PET with ultrasound. Those modalities still continue to remain very strong and equipment manufacturers are seeing their sales at record levels. Radiation therapy continues to remain a very strong business for us. There's been some new technology called (IMRT) in the basic linear accelerator business which provides for higher dose, more focused radiation, which provides for much better outcomes for the patients who are undergoing radiation therapy.

                  We're seeing that the radio surgery market continues to be very strong. We have relationships with a couple different manufacturers there that provide the GammaKnife and the CyberKnife that focus on inoperable tumors and are able to treat their patients very efficiently and very effectively.

                  We're continuing to see the outpatient surgery center market grow at a very rapid pace.

                  As you see the costs of healthcare continue to expand, clearly technology is expensive but technology also helps reduce the cost of healthcare by allowing you to make a much quicker, faster diagnosis and be able to treat the patient much more efficiently and effectively than you have in the past.

                  We still remain very bullish on the healthcare market. It's continuing to grow. The manufacturers of the technology are continuing to improve that technology, which offers more benefits to the medical community. So, we look forward to a great fourth quarter with a very strong backlog going into it and continued growth in our equipment finance business.

Michael O'Hanlon: Richard, thank you. Perhaps the biggest success we've enjoyed in this quarter is in our international
                  market place. We announced the joint venture with DLL that would cover our Asia business and that in conjunction with our current joint venture with Diamond Lease in Japan
                  gives us an opportunity to significantly impact business
                  in Asia. We will shortly announce one, perhaps two,
                  ventures or significant strategic alliances in Europe that will address in a similar fashion our ability to transact business in Europe without incurring the necessity to fund that business. We have found
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                                                                       DVI, INC.

                                                     Moderator: Michael O'Hanlon

                                                            05-13-03/11:00 am CT

                                                            Confirmation #101434

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                  partners who are willing funders of that business, who will allow us to fund the business on their balance sheet. And, in fashion, they will allow us to grow our business significantly in Europe.

                  We've even begun discussions with people in regards to potential joint ventures in South America. So, I believe, that in a very short period of time, we will be able to deliver upon our promise to change DVI to a company that is a domestic company with the ability to generate business in the international market place without the requirement of funding that business and reducing our risk significantly. At this same time, reducing our leverage, reducing our cost - and that in combination with the cost reductions we see in Business Credit and in our general organization will lead to a much more profitable and investor friendly DVI.

                  I think, the last remaining issue is the question I'm sure will come up about our bonds that come due in February. We have begun discussions with investment banks, who will represent us in addressing those bonds. We wanted to do several things before we began those discussions. We wanted to improve our performance, as I think we have. And, we wanted to have our joint ventures in the international market place further down the line. We're certainly getting there. We wanted to report these third quarter earnings. And, we wanted to conclude the securitization that's in the market today as we've discussed. And, with those things done, we will move forward to the final step and that is addressing those bonds, which we are very confident will be accomplished.

                  So, with that, I'd like to turn the call over for questions.

Operator:         Thank you, ladies and gentlemen, if you'd like to register a question, please press the one followed by the four on your telephone. You will hear a three tone prompt to acknowledge your request. If you question has been answered and you would like to withdraw your registration, please press the one followed by the three. If you are using a speakerphone, please lift your handset before entering your request.

                  One moment please for the first question. Our first question comes from the line of Lance Vitanza with Concordia Advisors. Please go ahead.

Lance Vitanza:    Thank you. Could you review the level of managed net finance assets and the delinquencies in the three categories that you tend to report them in?

Steve Garfinkel:  The delinquencies are in the domestic portfolio, where without international is roughly 5.5% of managed assets and managed assets are approximately $2.8 billion. And the domestic portfolio of that part is $2.3 billion. The total delinquency for the company, which includes international, is about 7.1%, and the international includes significant delinquency in Argentina, that we think we've more than fully reserved for, and Brazil.

                  I believe those are the primary categories that we talk about delinquency. And, that the domestic portfolio is the one we focus on. That percentage at June 30 is 5.7%. It's a 5.4% through 5.5% now. That is the number that Michael is referring to when he said we would expect that number to get into the 4% range.
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                                                                       DVI, INC.

                                                     Moderator: Michael O'Hanlon

                                                            05-13-03/11:00 am CT

                                                            Confirmation #101434

                                                                          Page 7




Lance Vitanza:    In terms of the domestic 5.5%, do you have that broken out by, which is 0 to 30, which is 30 to 60 and so forth, which is 30/60, 60/90, and greater than 90 days?

Steve Garfinkel:  That is generally disclosed in our 10K.

Lance Vitanza:    Okay.

Michael O'Hanlon: The significant good news in that regard is that we've addressed or will have addressed by the end of this quarter a pretty significant portion of our over 90 days delinquency that we've been working through and spoke of in the past. We have several accounts where we have systems in place but needed to move through the court system to get that done. They have all reached the stage where they'll be finalized in a short period of time.

                  One other thing that we should point out when we talk about our international delinquency, remember all of our Argentine debt is classified as being past due, even though they continue to make payments. The payments are being made at an amount that doesn't represent full payment. So, under the way we transact business and account for business, we count that as entirely past due. So, we're very happy with the trend in our delinquencies and tremendous improvement in our portfolio.

Lance Vitanza:    Is the increase in the net charges off relative to last year's quarter then as primarily associated with Third Coast?

Michael O'Hanlon: Exactly, the majority of the write offs this quarter was certainly Third Coast related.

Steve Garfinkel:  And, thank you, because you give me a chance to correct a number that I previously said. I previously indicated that I think we provided $8 million so far this fiscal year. In fact, we've charged off in this fiscal year $8 million of Third Coast Capital. We've provided for roughly $6 million. If I go back to last year's fourth quarter, June which is really when we began to make the decisions and saw that there were clearly issues in the Third Coast portfolio, from that June 30 quarter till now, this fourth quarter period, we have had to provide $11 million for possible losses. And, we have charged off $9 million. This is mostly all the large telecom transactions, I think, that all of those that were badly impacted by the melt down in that industry are the bulk of what we have had to deal with.

Lance Vitanza:    Thanks.

Operator:         Our next question comes from the line of Charles Parsons with
                  Parsons Asset Management. Please go ahead.

Charles Parsons:  At one point in your last conference call or the one before that even, you mentioned the fact that you were going to buy in some of the 9 7/8's bonds, since they were so cheap. Were you able to do that or have you been using your funds elsewhere?
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                                                                       DVI, INC.

                                                     Moderator: Michael O'Hanlon

                                                            05-13-03/11:00 am CT

                                                            Confirmation #101434

                                                                          Page 8


Michael O'Hanlon: One of the things we said was that we considered buying some of those bonds, because they were that cheap. But, fortunately or unfortunately for us, the bonds have moved back almost to par. And, we decided to use our funds in other parts of the organizations, Charles. But as we move forward in addressing those bonds, we will still look at all of our options there. Some of those options include us buying back some of those bonds. I believe strongly as we move forward with our joint ventures and strategic alliances in our international market places, all which should provide a significant return of capital to the parent company. As that process continues and those funds do flow back, we certainly will hold open an option to buy back some of the bonds.


Charles Parsons:  Okay, and if I could ask one other question - in regard to the strategic alliances, do you see from - judging from what you said and what was written in your release of last night, in a minority position with these strategic alliances, do these strategic alliances represent enough income to the company to warrant the effort to participate in this? I mean, is it going to be a meaningful addition to net income?

Michael O'Hanlon: The strategic alliances will all be different. The strategic alliance in Asia will certainly be different than what we'll see in Europe. In regards to Europe, which we consider to be a great market, a market that we see a lot of growth in over the next several years. We plan to stay there as a marketing arm for the potential alliance. I think, we'll be able to see some significant income from that venture as time moves on. In regards to Asia, Asia is a good market place. We think that our participation in that joint venture with DLL will in fact add profitability to the company. But, more importantly, the whole venture was predicated on us agreeing to stay in for a period of time. So, as time moves on, we will continue to look at our position there and we'll see what happens. We do think that all the ventures will have the ability to improve the earnings of the company.

Steve Garfinkel:  Charles, this is Steve Garfinkel. There's actually two dimensions to what we're trying to achieve. And, you've asked the question "would it be worth our while?" And, will we make it a profit in international? All along, we've said we're trying to find the right model. But, the most important dimension is that the international operations are not making a profit to the company. And, we can make a significant improvement to the company just by being able to eliminate the loss by moving to a break even or move it towards a much lower loss position and that will have a good impact on the company.

                  After that, I think, we're very interested in making sure the business gets done right. The other parties would like to see us a part of that transaction because of everything we bring to the table.

Charles Parsons:  Yes, it just seemed to me when you first went down into South
                  America, I was really excited about the whole thing. But, the longer you were there, it seemed the worse it got. And, it turns out that, you know, DVI was dealing with a few banana republics basically. And, you really wonder after all is done whether it's really worth while to
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                                                                       DVI, INC.

                                                     Moderator: Michael O'Hanlon

                                                            05-13-03/11:00 am CT

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                  make the effort with all the people involved, the time
                  involved, the money involved, to get back such a small amount of profit.

Michael O'Hanlon: I'm not sure I would classify it as a potentially small amount of profit. You do remember that the problem we've had internationally, particularly in Europe, stems from our inability to find a feasible way of funding that business. There is no securitization market in Europe that we could become involved in. And, the fact is that our funding costs and the lack of funding has just retarded our business growth there. With the ability to fund the business on very competitive terms, we can find a way of delivering enough business to that venture to allow us to make a very significant improvement on the performance of the company.

                  The downside of South America is pretty well known given the results of this quarter last year. But, when you look at the benefits that we got from our environment there, the loyalty that we were able to earn from the manufacturers in the market place, there is value. I think South America had a significant improvement upon our U.S. business when you go back and look at when we went into South America, where we were domestically, and compare that to where we are today. There is some argument that can be made that the loyalty and goodwill that we see for our ventures in South America have a significant impact on our domestic business. So was the international business a great decision? Probably not, because I don't think we understood fully the problems we would have in funding that business. If we can simply become a marketing arm to the manufacturers there in representing significant funding sources, there's a very attractive business there and that's where we're going.

Charles Parsons:  Okay, thank you.

Operator:         Your next question comes from the line of Bob Napoli with US
                  Bancorp Piper Jaffray. Please go ahead.

Bob Napoli:       Good morning. A couple of questions - why is the 10Q delayed?
                  I missed the beginning of the call, maybe you can talk about that? Why don't you have a balance sheet with some of the normal metrics tied to that?

Steve Garfinkel:  Yes, Bob, this is Steve. The 10Q is due to be filed on the
                  15th. We're asking for the standard five-day extension. We've had a special project going on to determine whether we're in a position to see the impact of FASB 46, which is a consolidation of variable interest entities that is getting a fair amount of write up on CT conduits. We have a potential
                  10Q disclosure if we're in a position to understand the impact and as yet do not know whether we're in that position. And, until we know whether we're in the position to say of March
                  31, whether we've been able to determine that or not, then we're holding up on the balance sheet filing in the 10Q until this project is completed that our accountants have been running. We have a fiscal June 30 so it's not an early adoption. But, we have to deal with that the beginning on July 1 and go through the implications about people that we lend to, who have thin equity and also other reasonable ways and plans, which is really the focus of a lot of the effort of allowing us not to be the primary at risk party so that you don't have to consolidate. I believe, a
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                                                                       DVI, INC.

                                                     Moderator: Michael O'Hanlon

                                                            05-13-03/11:00 am CT

                                                            Confirmation #101434

                                                                         Page 10


                  number of companies in the country have already disclosed. And, this is an ongoing project and should be consuming a lot of time. But, at the March 31 10Q, we're supposed to be able to make a statement that we can or cannot determine the impact. And, that's essentially what we are holding up the balance sheet for.

Bob Napoli:       And, how material can that impact be?

Steve Garfinkel:  We would hope that in our reading of that, that there are lots of ways and remedies for not being the primary beneficiary. We think that the intent of that was an Enron type of driven affair. It was intended to cover off balance sheet CT conduits. But, its web has swept up basic lending. That has really been the project. We have been going through what could be possible accounts. We have found in most of them, we can show in the early part when the loans were made, there was sufficient equity in there for this not to be a consolidatable entity. It is possible for a number of lenders, commercial banks, and other people will discover a fairly significant impact. That's why we're taking this very seriously. And, we would expect that those companies that have December year-end, this will come onto the radar screen for a lot of companies a little bit later in the year. But, it would be wrong to think that this is limited to CT conduits. So far it's been complicated. And, I don't know that we're going to be in a position to make that determination. We're all required to make a major effort to see if we can articulate that at this point. We will continue to be hopeful that when our loans were made, there was sufficient equity and that it won't be a consolidation issue.

Bob Napoli:       Okay.  How many loans did you sell this quarter?

Steve Garfinkel:  It was $143 million, and that compares to about $165 a year ago.

Bob Napoli:       So, it's an 11% gain that you had?

Steve Garfinkel:  Yes. We continue to have good execution in the market place.
                  That is actually one of the things that clearly will impact earnings into the next quarter. We really wanted to see how the execution of this securitization goes, especially since we're really gone to the expense and considerable effort to get S&P as an entity to help raise the securitization. But, again, we did have a really good gain. We're continuing to see our business debt originated as long as nine months ahead of the securitization. So, what you're seeing in the last securitization - and, you're going to see this securitization that's under way right now, all of this business has been originated in the very low interest rate environments that everyone's seeing now. There is no tag end of transactions that really dates back into a higher interest rate period.

Bob Napoli:       Now, what was your net interest rate spread on the last
                  transaction? And, what would you expect it to approximately be on this transaction, your effective spread?

Steve Garfinkel:  We look at things like that to be a gain of the percent of loans sold. And, we would still conservatively expect it to be at least equal to the last transaction. I just expect that with the build up in the backlog that I see in Rich Miller's area that we are going to have a much-improved amount of volume in our fiscal fourth quarter. I think that
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                  volume is going to be more the driver of the transaction. It's big to us when you get 5 or 10 basis points better execution. We kill ourselves to get that. But it won't materially alter the total percent on the whole portfolio. I think, volume that we expect to see in this next quarter will really be the driver of that.

Bob Napoli:       Can you tell me what the spread is? I understand how you look at it. But, what is the yield on those assets? And how do you get to that profit? Can you just give me the basic profit model? That would be helpful information to have in your releases, some of that type of information.

Steve Garfinkel:  There are a lot of factors that go into it and this is really an approximation. You're financing a transaction at about a 3.5% to 4% cost. And, your yield on the loans is about 8% to 9%. So you've got a spread in there of 4% to 5% and you want to give present value of that spread. We will be paid cash for all of that, as the closing of the securitization. You then have quite a bit of costs that we have to offset against that, all the costs that were originating this transaction, the underwriters cost, trustee, we reserve 75 basis points for servicing. There is a hot back up servicer on this transaction. So, if you took those spreads and did a PV, you'd come up with a number much bigger than your reported gain. And, that really goes to all of the costs that I'm talking about.

Bob Napoli:       So, the securitization costs is about 3.5%, that's the
                  interest expense plus fees?

Steve Garfinkel:  Yes.

Bob Napoli:       You're yielding at 8% to 9%. So, you're coming up with a 4% to
                  5% net interest spread?

Steve Garfinkel:  Yes.

Bob Napoli:       Does the 4% to 5% have some loss assumption? And, you pre PV that and that's a wider spread than you've had historically, isn't it?

Steve Garfinkel:  Yes, it is.  It's about 1.5% higher than in the past.

Bob Napoli:       And, is that because of a favorable competitive environment?

Steve Garfinkel:  Yes, I would attribute it to that. It relates to the fact that we have maintained our pricing, and we are clearly competitive is the dominant position we have in the market.

Bob Napoli:       Can you sell some of those loans for cash, servicing release if you needed to, if you had liquidity reasons? Could you sell those loans, servicing released for cash?

Michael O'Hanlon: Absolutely. And, in fact, we've looked at that. And right now, the answer is we certainly could sell a significant portion of those loans for cash without taking a servicer risk. But, we prefer to take the servicer risk because we want to control the portfolio and the customer.
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Bob Napoli:       But, if you needed to, for a liquidity reason, you could see it to somebody like at GE or somebody like that?

Richard Miller:   There are many people that have approached us to develop a relationship to buy transactions from DVI. We've chosen to be a very efficient funder in the securitization market. So, that's how we've chosen to do it. But, the availability is clearly there to sell off transactions if we need to do that.

Bob Napoli:       Okay, last question. On the international business, it sounds like you're going in the right direction. But, it sounds like from a liquidity standpoint, it's kind of slow moving, like it's not going to line up with the $155 million of debt that you have due.

                  Do you have other plans because you're talking about the international about $40 million would liquidate over the next year. In Europe, you're working on some joint ventures. And, that's a $200 million portfolio. But, it just sounds to me like it might take a little longer than what we'd hoped. Or, am I reading that wrong?

Michael O'Hanlon: No, I think, you're reading it wrong. We're pretty far down the line with these ventures or strategic alliances. I'm not sure if the transaction in Europe would be termed a joint venture. I think, it's more a strategic alliance. But, in all the cases, we're talking about due diligence for a sale of a significant portion of our portfolio, which would in fact bring back cash well before the bonds. The bonds are due in February. We certainly expect this to be done well before that.

Steve Garfinkel:  Bob, the $44 million that we've talked about is only related to the Latin American portfolio that's $133 million. We actually are separately continuing to have dialogues - there's about a $36 million remaining out of a securitization we did with an $80 million securitization at stake down to $33 million. Has a very low delinquency rate. Against that, we continue to maintain about $15 million in cash reserves that were part of the enhancement. And, we'll continue to try and find a way to sell just those remaining loans that are really probably the best performing in the whole portfolio and free up the cash. So, aside from the normal maturity schedule, we do have this blocked in the securitization that we'll continue to talk to people to see if there's a way to sell that block of Brazilian loans to de-leverage but also pick up $15 million of tax reserves.

Bob Napoli:       Business Credit had to be ramped up this quarter, new
                  commitments. Do you expect to see a resumption of significant growth in the assets on the balance sheet in that business?

Michael O'Hanlon: We still have lingering concerns about the funding portion of that business given the National Century problems. We still see some reluctance on some of lenders to increase their participation in that business. As we get comfortable with our ability to fund that business in a profitable fashion, the more bullish we get about the business. But long-term Business Credit will remain a significant portion of our business.
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                  We're looking at alternative methods of funding the business.
                  We're looking at strategic partnerships in the Business Credit area with domestic partners that may, in fact, allow us to become less dependent upon the securitization markets than we have in the past in that area. As a business, we hope to continue to grow. But, we're going to do it in a manner that doesn't expose us to any short-term problems on the funding side of the business.

Bob Napoli:       And, I promise last question. You talk about financial
                  leverage, what is your target financial leverage? I would look at it as tangible shareholders equity to managed assets. Is that how the rating agencies are looking at it?

Steve Garfinkel:  Tangible defined as adjusted for good will.

Bob Napoli:       Good will, what about the retained interest?

Steve Garfinkel:  No. That continues to be an evolving concept and discussion.
                  That's a very harsh hit that I don't know that the industry could operate at that. I don't think it's accurate. I don't think it's the dominant theme. They're certainly looking and bringing the traditional, tangible equity to your managed assets and looking at that level. Part of this really goes back to what was the loss assumptions and what are the loss reserves that are off balance sheet, that are in addition to the retained interest piece. I don't think that there's a firm view on how to deal with that but that would be the harshest view.

Michael O'Hanlon: I think, the important thing to remember, Bob, is that these international initiatives will have a very positive effect on our leverage. We are moving forward to de-leverage the company. And, really to put us in a position at this stage of the economic cycle, where we see significant growth arising as the economic cycle improves. Now, we're going to be in a position where we can do a significant amount of new business in the domestic environment based on our leverage. We're getting to be exactly where we want to be.

Bob Napoli:       Do you have a goal in mind for the traditional, tangible
                  equity to managed assets? And, have the rating agencies kind of suggested where they would like you to be? And, where would you like to be yourself on that tangible equity and managed?

Steve Garfinkel:  There are not hard guidelines out there. And, that tends to be a three or four-dimensional question. What they consider to be excessive leverage is the other leg of that stool or the history of earnings and how good the earnings are, sources of liquidity and loss history. If you've got excellent loss history, excellent liquidity, you're clearly going to be allowed to have much higher leverage. If those factors aren't working in your favor, then the leverage numbers would be lower. I think we're near the high end of the leverage that we would like right now. And, that's why we're going to begin to de-leverage, that's why we've talked about at some point to issue capital. But, I think we ought to be able to accomplish all of this just from what everything we're trying to do in international and the high yield bonds.
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                                                     Moderator: Michael O'Hanlon

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                                                                         Page 14


Bob Napoli:       Thank you.

Operator:         Your next question comes from the line of Ken Grossman with SG
                  Capital Management. Please go ahead.

Ken Grossman:     Morning gentlemen. Getting back to the joint ventures in Asia and in Europe or the relationships in Asia and Europe. Can you give a little bit more clarity on the kinds of equity you think you can bring back with those joint ventures? It seems as though we were talking just before about Latin America and $44 million in capital. But, what is the impact of Asia and Europe?

Michael O'Hanlon: Well, the way we look at things, we tend to put a 10% capital against our portfolios. Our portfolio in Europe is several hundred million dollars, $200 million. Our portfolio in Asia is $70 million. Just take 10% of that and you have some significant capital that comes back to the company. But, in parts of Europe, particularly in Turkey, we have some significant amount of loans that we fund with cash. We have some loans funded in Asia in cash. When you add all that up, those numbers start to look relatively exciting. I am reluctant to say what those numbers are going to be because the simple fact is dependent upon the appetite of our strategic partners and their willingness to buy those portfolios on a non-recourse basis is going to have a significant effect on how much we do get back.

                  Our European and Asian portfolios historically have performed much better than our domestic portfolios. So, we believe that our partners would find those portfolios very much to their liking. We expect that to happen. But, I just don't want to put a number on it just now, Ken. I just don't want it to come back to haunt me later on.

Ken Grossman:     Have you quantified the profitability impact of going into these relationships? You've articulated that there's been a loss in Europe. What is that loss? How would that translate into increased profitability domestically? Have you quantified that? Is that something you can provide?

Michael O'Hanlon: We have lost money in Europe. We certainly have lost some money in South America. We've had periods when we lost money in Asia. Our strong belief, is that the opportunities that we have with these strategic alliances will reverse those losses to profit. But, even if we just reverse the losses and got back to break even, I think, you would see a very measurable improvement on our profitability. As we run our projections internally, we see an opportunity to improve our profitability by 20% to 30% and that's a very conservative number.

Ken Grossman:     Just at a break even level?

Michael O'Hanlon: Just at a break even level.

Ken Grossman:     Could you share anything with respect to the quality trends you're now seeing in the Latin American business? You said that things are looking up there. Are they back to a paying mode? Can you share any of that?
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                                                     Moderator: Michael O'Hanlon

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                                                            Confirmation #101434


                                                                         Page 15


Michael O'Hanlon: Our Latin American business and our Latin American customers historically have paid. The problems they've had, particularly in Brazil, when the currency went from parity to a point where the real was almost $4, the dollar was so much stronger that it the real was only $.25 cents compared to what it was a year before. I don't think any customer that we're doing business with could afford to have their payments increased by 400% and continue to make full payments. What we've seen is that the customer struggling to make payments. When they are not able to make the full payment we count it as a delinquency.

                  Since the government in Brazil has changed, we've seen a significant improvement in the environment down there. I think we said in a press release, Brazil just did a really large government bond that was well received in the market place, and the real has improved by more than 20% against the dollar. And, then more importantly and significant for us, the government for the first time in April, approved a 10% across the board increase in reimbursement for procedures. And, that's going to have a significant impact on our portfolio. So, we've seen the portfolio getting better. In Argentina, we're starting to see some improvement there. In Mexico and Venezuela and Columbia, where we have some portfolio but not a very significant amount, we've continued to see some improvement there.

                  So, we're pretty bullish in South America. And, by bullish, I believe strongly that we're going to be able to access a partner down there that will allow us to do something similar to what we're doing in Europe. We want a partner able to fund the business in local currency and depend upon us to help market that product with them. And, we would be paid a fee for that. If in fact we can do that, then I think, South America will become an area in which we will be comfortable with on a collaborative basis.

Ken Grossman:     Your 45 days into your quarter already. Can you share any
                  color with respect to originations going on in the June quarter?

Michael O'Hanlon: As you say it's 45 days in the quarter, so I just asked our
                  Chief Credit Officer how busy he was? And, he's telling me he's got 45 deals sitting on his desk.

Richard Miller:   Yes, just an example. The month of March was, without talking exact numbers, the largest dollar volume of credit approvals in the history of the company. We have expanded our
                  relationships to manufacturers. We're in the process of
                  documenting certain things that will bring DVI a lot of
                  additional opportunities. The backlog coming into this quarter was the largest backlog DVI has had coming into any quarter.
                  So, as I said earlier, we're not happy with where we are
                  through three quarters, even though, we're up from where we were last year. And, we're all expecting a very strong quarter in this fiscal quarter. But, it still remains to be seen
                  because we have 45 days remaining. But, the backlog, the
                  amount of transactions in credit, and the documentation that needs to be done, is why we had to beef up our staff there. We are seeing a big resurgence again in the market place.
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                                                     Moderator: Michael O'Hanlon

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                                                                         Page 16


Ken Grossman:     Thank you.

Operator:         Your next question comes from the line of Steve Blose with
                  Brencourt Advisors. Please go ahead.

Steve Blose:      Yes, hello. Could you give the total dollar amount of loans on non-accrual status at the end of the quarter? And, also, the total dollar amount of loans greater than 90 days with income still accruing at end of the quarter?

Steve Garfinkel:  I can give you what we've disclosed and what we've disclosed in the past and in the 10Q, which is impaired loans. And, the value of impaired loans would be $189 million that compares to $153 million in March 31 a year ago. And, part of that increase relates to what I said earlier, that we have a good number of delinquencies that we're cleaning up. So, we would expect to be back to the impaired level of a year ago shortly.

                  Your impaired loans generally would mirror where you are in the greater than 90 day as potential non-accrual; it's a decent proxy for that. But, we basically disclosed impaired contracts.

Steve Blose:      Okay, thank you.

Operator:         Ladies and gentlemen, if there are any additional questions, please press the one followed by the four at this time. Lance
                  Vitanza with Concordia Advisors, please go ahead with your follow up question.

Lance Vitanza:    Yes, actually, I have two questions if I may. The first
                  relates to the balance sheet. Can you tell us the cash position of the company at the end of the quarter?

Steve Garfinkel:  Yes, give me one second. The cash and equivalents was approximately $16 million. The restricted cash, which is about $131 million where about $45 million of that is normally in a collection account. And, it's loans that are in all of our lock boxes waiting to apply to our loans. The difference between the $45 and the $131 is cash reserves that we set up for the securitization. But, cash and cash equivalents should be approximately $16 million.

Lance Vitanza:    Is it possible to go through any of the other asset line items like contract receivables, retained interest, and securitizations and so forth?

Steve Garfinkel:  It's safe to say, none of those have materially changed from the prior quarter in growth. I'm going to say that total assets are approximately $1.7 billion. Managed assets are approximately $2.7 billion.

Lance Vitanza:    Okay, and then the next question is - you had mentioned
                  earlier that you've begun discussions with an investment bank regarding the bonds that are due in February and that you
                  expected a satisfactory resolution. Can you elaborate on
                  exactly what in your mind constitutes a satisfactory
                  resolution? I'm just looking at the high yield market
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                                                     Moderator: Michael O'Hanlon

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                  right now. It seems to be red hot. And, I'm just wondering if there's a reason that you haven't made an attempt to tap the market at this point. Or, if there are certain, you know, criteria that you want to further satisfy?

Michael O'Hanlon: What we did is we sat down and decided among ourselves what we wanted to accomplish first. Because obviously when we go to the market to address the bonds, we want to be in the best possible position. So, we wanted to get the joint ventures in place or where the strategic alliance issue is pretty far down the line, so that we could address the concerns expressed about our international operations. We wanted to improve the quality of our portfolio, which I think we have done significantly. We wanted to get the securitization in the market place first - we didn't want to be in the market place with a securitization and the bonds at the same time. So, we needed to get that done. And, we wanted to get through this earnings report. So, I think, all that is behind us. And, we're real happy. We're truly happy where we are. I think, that some of the things that Steve talked about in regards to liquidity in the Nomura facility and the West LB facility are important programs for us. They add significant liquidity to the company. So, that makes us happy. And, we want to get a better grip on how much money do we really believe we're going to get back in these international operations. It's gong to have an impact on what we do with the bonds. So, we're getting there. We still have a strong desire to have the bond issue behind us before year-end, year-end being June 30.

                  We think we're doing all the right things. We are pretty happy with what we've done in the past quarters to get ourselves in the position to do this. I think, we're ready to move forward. And, I agree with you, if the markets hot, we expect the bonds to be addressed pretty easily.

Lance Vitanza:    Have you hired a bank?

Michael O'Hanlon: Yes.

Lance Vitanza:    Can you identify the bank?

Michael O'Hanlon: No, I can't right now. Because, I don't have their permission to do that. But, we will make an announcement shortly.

Lance Vitanza:    Thanks.

Operator:         Your next question comes from the line of Steve Ferris with
                  Ferris Capital. Please go ahead, sir.

Steve Ferris:     Can you address the amount of capital that will be brought in from the partnerships that you have in Europe and with the other bank in the Asian deal?

Michael O'Hanlon: I can't give you an exact number, Steve. Because, it is really dependent upon the partners, if you will, buying a significant portion of those portfolios. As I said earlier, I believe very strongly just given the quality of that portfolio that that won't be an issue.
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                                                     Moderator: Michael O'Hanlon

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                                                            Confirmation #101434

                                                                         Page 18


                  But, until they go through their due diligence and make their determination, it's difficult for me to really give an exact number on that. The number will be significant. It'll be a number that will improve the liquidity of the company dramatically and will give a pretty strong indication to potential bondholders that there is significant cash available.

Steve Ferris:     Well, Mike, in the European portfolio, is that going to be a sale of that portfolio? And, will there be cash? Will it be a significant amount of cash going down to pay down the bond?

Michael O'Hanlon: Well, that's an interesting question. We believe based on our prior experience with the people that we're talking to in Europe - and, we've had extensive experience with them in buying transactions from us, that they will find the portfolio acceptable. And, that by far, the great majority of the portfolio will, in fact, be purchased on a non-recourse basis.

Steve Ferris:     Okay, thanks Mike.

Michael O'Hanlon: I don't want to mislead anybody. Whether or not we use any or all of that money to buy back the bonds is really dependent upon the market for the bonds. This is a company that has significant opportunities to grow its business. And, it would be part of the decision process on what we do with any cash we raise from these portfolios, as to whether to buy back those bonds or to use it as capital to grow our business and take advantage of the opportunities out there. So, it depends on where the bonds are, what would we do with them, at what price we can either obtain them, or at what price we can extend them, roll them over, compared to what we believe is the opportunity for that capital. The opportunities in the future are significant. And, let's keep that in mind.

Operator:         Gentlemen, I am showing no further questions at this time. I'd like to turn the conference back to you.

Michael O'Hanlon: Okay, well again thanks everybody for calling in. We are pleased with where we are. We still have some things that we have to accomplish over the next 90 to 120 days. We will accomplish them. We will be successful in doing all we set out to do. I'm very confident of that. And, I think, that you'll be very happy with the results.

                  I think, you'll see significant improvement in DVI's prospects and some long-term viability and profitability. So, thank you and we look forward to talking to you all in the future.

Operator:         Ladies and gentlemen, that does conclude your conference call for today. We thank you for your participation and ask that you please disconnect your line.


                                       END